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                                                               EXHIBIT 10(e)(3)

                       ROCKWELL INTERNATIONAL CORPORATION

                  RESOLUTION ADOPTED BY THE BOARD OF DIRECTORS
                              ON SEPTEMBER 3, 1997

ADJUSTMENTS TO OUTSTANDING AWARDS UNDER 1979 STOCK PLAN FOR KEY EMPLOYEES, 1988 LONG-TERM INCENTIVES PLAN, 1995 LONG-TERM INCENTIVES PLAN AND DIRECTORS STOCK PLAN

                  RESOLVED, that, effective upon consummation of the Distribution, each outstanding option and stock appreciation right under this Corporation's 1979 Stock Plan for Key Employees (the "1979 Plan"), 1988
Long-Term Incentives Plan (the "1988 Plan"), 1995 Long-Term Incentives Plan (the "1995 Plan") and Directors Stock Plan (the "Directors Plan" and, together with the 1979 Plan, the 1988 Plan and the 1995 Plan, the "Plans") with respect to shares of Rockwell Common Stock, other than options granted on or after December 9, 1996 to employees of the Automotive Business as of the Time of Distribution (as defined in the Distribution Agreement) ("1997 Options"), shall be adjusted as follows: (i) the exercise price per share for each share of Rockwell Common Stock subject to each outstanding option or stock appreciation right, other than 1997 Options, under the Plans shall be adjusted by multiplying the exercise price per share of Rockwell Common Stock subject thereto immediately prior to the consummation of the Distribution by the ratio (the "Rockwell Option Ratio") equal to the quotient of (a) the average of the daily closing prices per share of Rockwell Common Stock trading on an "ex-distribution when-issued" basis as reported on the New York Stock Exchange ("NYSE") Composite Transactions reporting system for the five consecutive full NYSE trading days ending on and including the Distribution Date (the "Pre-Distribution Period"), assuming that "ex-distribution when-issued" trading in Rockwell Common Stock occurs during the Pre-Distribution Period in daily volume of not less than 10,000 shares (and if on any day (an "Excluded Day") during the Pre-Distribution Period such trading does not occur in such volume, then for purposes of this clause (i) (a) trading on each Excluded Day shall not be considered and trading on up to five full NYSE trading days immediately following the Distribution Date shall be included so that a total of five trading days are included in the averaging period), divided by (b) the average of the daily closing prices per share of Rockwell Common
Stock trading on a "regular way" basis as reported on the NYSE Composite Transactions reporting system for the Pre-Distribution Period; provided, that if
W. S. Sneath, who is hereby appointed as a committee of the Board of Directors comprised of one person for the purpose, shall determine on or before the opening of trading on the NYSE on the first NYSE trading day following the Distribution Date that, notwithstanding satisfaction of the 10,000 share per day minimum trading volume requirement, "ex-distribution when-issued" trading on one or more days during the Pre-Distribution Period does not fairly represent the value of Rockwell Common Stock, then for purposes of clause (i) (a) above each such day so determined shall be treated as an Excluded Day, trading on each Excluded Day shall not be considered and trading on up to five full NYSE trading days (as determined by such
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committee) immediately following the Distribution Date shall be included so that a total of five trading days are included in the averaging period; and (ii) the number of shares of Rockwell Common Stock subject to each outstanding option or stock appreciation right, other than 1997 Options, under the Plans shall be adjusted by multiplying the number of shares of Rockwell Common Stock subject thereto immediately prior to the consummation of the Distribution by the reciprocal of the Rockwell Option Ratio.

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